Exhibit 10.2

Description of Material Compensatory Arrangements Contained in Offer Letter

Between Sigma-Aldrich Corporation and Jan A. Bertsch

Sigma-Aldrich Corporation (“Company”) entered into an offer letter containing compensatory arrangements with Jan A. Bertsch in connection with her election as Executive Vice President and Chief Financial Officer of the Company effective March 5, 2012. A description of the material compensatory arrangements contained in the offer letter is set forth below:

•	Annual base salary of $450,000.

•	Automobile allowance of $18,000 per year.

•	Relocation assistance in accordance with Company’s standard executive relocation policy.

•	One-time equity award consisting of:

•	40,000 stock options that vest in three equal installments beginning on first anniversary of start date; and

•	12,000 restricted stock units that vest in form of Company common stock in two equal installments on second and third anniversaries of start date.

•	Eligible for annual incentive awards with target award equal to 65% of annual base salary. Award payouts based on:

•	Ms. Bertsch’s individual performance; and

•	Company’s financial performance.

•

Eligible for annual participation in Sigma-Aldrich Corporation Long-Term Incentive Plan with target award (i) equal to approximately $800,000 and (ii) split equally between stock options and performance shares.

•	Stock options vest in three equal installments beginning on first anniversary of grant date.

•	Performance shares vest in form of Company common stock based on Company’s financial performance over three-year performance period.

•	Eligible to receive indemnification agreement and change in control agreement and participate in the following other executive benefit plans:

•	Supplemental Retirement Plan; and

•	2005 Flexible Deferral Plan.

•	Eligible for coverage under Company’s standard medical, dental, life and disability insurance programs and to participate in Company’s standard retirement plans.